Exhibit 4.1

HSBC HOLDINGS PLC,

as Issuer

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee

HSBC BANK USA, NATIONAL ASSOCIATION,

as Paying Agent, Registrar and Calculation Agent

TENTH SUPPLEMENTAL INDENTURE

Dated as of September 10, 2025

To the Dated Subordinated Debt Securities Indenture, dated as of March 12, 2014, among the Issuer, the Trustee and the Paying Agent, Registrar and Exchange Rate Agent

$1,500,000,000 5.741% Fixed Rate/Floating Rate Subordinated Unsecured Notes due 2036

-i-

TENTH SUPPLEMENTAL INDENTURE, dated as of September 10, 2025 (this “Supplemental Indenture”), by and among HSBC Holdings plc, a public limited company duly organized and existing under the laws of England and Wales (the “Company”), having its principal office at 8 Canada Square, London E14 5HQ, England, The Bank of New York Mellon, London Branch, a New York banking corporation, as trustee (the “Trustee”), having its principal corporate trust office at 160 Queen Victoria Street, London, EC4V 4LA, United Kingdom and HSBC Bank USA, National Association, as Paying Agent, Registrar and Calculation Agent (together, the “Agent”), having its principal office at 66 Hudson Boulevard East, 545W9, New York, New York, United States 10001.

W I T N E S S E T H:

WHEREAS, the Company, the Trustee and the Agent have executed and delivered an indenture dated as of March 12, 2014 (as amended and supplemented from time to time, the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s Debt Securities;

WHEREAS, Section 9.01(5) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to establish the forms or terms of the Debt Securities of any series without the consent of the Holders as permitted under Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company desires to issue a series of Debt Securities under the Base Indenture (as supplemented and amended by this Supplemental Indenture), $1,500,000,000 5.741% Fixed Rate/Floating Rate Subordinated Unsecured Notes due 2036 (such series of Debt Securities, the “Notes”), to be issued pursuant to this Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with the terms of the Base Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definition of Terms. For all purposes of this Supplemental Indenture:

(a) capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Indenture;

(b) all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c) the singular includes the plural and vice versa;

(d) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(e) the section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture;

(f) wherever the words “include,” “includes” or “including” are used in this Supplemental Indenture, they shall be deemed to be followed by the words “without limitation”;

(g) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(h) the references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this Supplemental Indenture, unless otherwise specified.

SECTION 1.02. Supplemental Definitions. The following definitions shall apply to the Notes only:

(a) “Agent” has the meaning set forth in the introduction to this Supplemental Indenture;

(b) “Applicable Currency” means Dollars;

(c) “Base Indenture” has the meaning set forth in the recitals to this Supplemental Indenture;

(d) “Benchmark” has the meaning set forth in Section 3.02(a);

(e) “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) as of the Benchmark Replacement Date:

(i) the sum of: (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (B) the Benchmark Replacement Adjustment;

(ii) the sum of: (A) the ISDA Fallback Rate and (B) the Benchmark Replacement Adjustment; and

(iii) the sum of: (A) the alternate rate of interest that has been selected by the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar-denominated floating rate notes at such time and (B) the Benchmark Replacement Adjustment;

(f) “Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) as of the Benchmark Replacement Date:

(i) the spread adjustment (which may be a positive or negative value or zero) that has been (A) selected or recommended by the Relevant Governmental Body or (B) determined by the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(ii) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(iii) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated floating rate notes at such time;

(g) “Benchmark Replacement Conforming Changes” has the meaning set forth in Section 3.03(b);

(h) “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination;

(i) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative;

(j) “Benchmark Transition Provisions” has the meaning set forth in Section 3.03;

(k) “Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, United States;

(l) “Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Company pursuant to the Calculation Agent Agreement;

(m) “Calculation Agent Agreement” means the calculation agent agreement dated as of the Issue Date between the Company and the Calculation Agent;

(n) “Capital Disqualification Event” means an event that shall be deemed to have occurred if the Company determines, at any time after the Issue Date, there is a change in the regulatory classification of the Notes that results or will result in either their:

(i) exclusion in whole or in part from the regulatory capital for the HSBC Group; or

(ii) reclassification in whole or in part as a form of regulatory capital of the HSBC Group that is lower than tier 2 capital (if any);

(o) “Capital Disqualification Event Redemption” has the meaning set forth in Section 2.02;

(p) “Company” has the meaning set forth in the introduction to this Supplemental Indenture;

(q) “Compounded Daily SOFR” has the meaning set forth in Section 3.02(b);

(r) “Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the applicable tenor for the then-current Benchmark;

(s) “d” has the meaning set forth in Section 3.02(b);

(t) “d0” has the meaning set forth in Section 3.02(b);

(u) “designee” means an Affiliate or any other agent of the Company;

(v) “Fixed Rate Period” has the meaning set forth in Section 3.01(a);

(w) “Fixed Rate Period Interest Payment Date” means March 10 and September 10 of each year, beginning on March 10, 2026;

(x) “Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period will begin on (and include) September 10, 2035 and will end on (but exclude) the first Floating Rate Period Interest Payment Date;

(y) “Floating Rate Period” has the meaning set forth in Section 3.01(b);

(z) “Floating Rate Period Interest Payment Date” means December 10, 2035, March 10, 2036, June 10, 2036 and September 10, 2036;

(aa) “HSBC Group” means the Company together with its subsidiary undertakings;

(bb) “i” has the meaning set forth in Section 3.02(b);

(cc) “Initial Interest Rate” means 5.741% per annum;

(dd) “Interest Determination Date” means the third Business Day preceding the applicable Interest Payment Date;

(ee) “Indenture” has the meaning set forth in the recitals to this Supplemental Indenture;

(ff) “Interest Payment Date” means a Fixed Rate Period Interest Payment Date or a Floating Rate Period Interest Payment Date, as applicable;

(gg) “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time;

(hh) “ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor;

(ii) “ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment;

(jj) “Issue Date” has the meaning set forth in Section 2.01(c);

(kk) “Margin” has the meaning set forth in Section 3.01(b);

(ll) “Maturity Date” has the meaning set forth in Section 2.01(c);

(mm) “ni” has the meaning set forth in Section 3.02(b);

(nn) “Notes” has the meaning set forth in the recitals to this Supplemental Indenture;

(oo) “NY Federal Reserve’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org (or any successor website);

(pp) “Par Redemption” has the meaning set forth in Section 4.02;

(qq) “Par Redemption Date” means September 10, 2035;

(rr) “Reference Time” means (i) if the Benchmark is Compounded Daily SOFR, for each USGS Business Day, 3:00 p.m. (New York time) on the next succeeding USGS Business Day, and (ii) if the Benchmark is not Compounded Daily SOFR, the time determined by the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) in accordance with the Benchmark Replacement Conforming Changes;

(ss) “Regular Record Date” has the meaning set forth in Section 2.01(d);

(tt) “Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York (“NY Federal Reserve”), or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto;

(uu) “Relevant Supervisory Consent” means, in relation to any redemption or purchase of the Notes, any permission of the Relevant Regulator for such redemption or purchase, that is required therefor under the Applicable Rules;

(vv) “SOFR” has the meaning set forth in Section 3.02(b);

(ww) “SOFRi” has the meaning set forth in Section 3.02(b);

(xx) “Trustee” has the meaning set forth in the introduction to this Supplemental Indenture;

(yy) “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; and

(zz) “USGS Business Day” has the meaning set forth in Section 3.02(b).

ARTICLE 2

THE NOTES

SECTION 2.01. Terms Relating to Principal and Interest on the Notes.

The following terms relating to the Notes are hereby established:

(a) The title of the Notes shall be “5.741% Fixed Rate/Floating Rate Subordinated Unsecured Notes due 2036”;

(b) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall not initially exceed $1,500,000,000 (except as otherwise provided in the Indenture);

(c) The Notes shall be issued on September 10, 2025 (the “Issue Date”) and the principal on the Notes shall be payable on September 10, 2036 (the “Maturity Date”);

(d) During the Fixed Rate Period, interest on the Notes shall be payable at the Initial Interest Rate and semi-annually in arrear on each Fixed Rate Period Interest Payment Date. During the Floating Rate Period, interest on the Notes shall be payable at a rate per annum determined in accordance with Article Four and quarterly in arrear on each Floating Rate Period Interest Payment Date. Accrual and computation of interest on the Notes shall be determined in accordance with Article Four. The “Regular Record Date” for the Notes shall be the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day;

(e) No premium, upon redemption or otherwise, shall be payable by the Company on the Notes;

(f) Principal of, and any interest on, the Notes shall be paid to the Holder through the Agent in its capacity as Paying Agent, having offices in New York City, United States;

(g) The Notes shall not be redeemable except as provided in Article Eleven of the Base Indenture, as amended by Sections 4.01 and 4.02 of this Supplemental Indenture. The Notes shall not be redeemable at the option of the Holders at any time;

(h) The Notes are not issued as Discount Debt Securities or as Indexed Securities and are not subject to a solvency condition that the Company is able to make such payment and remain able to pay its debts as they fall due and that its assets continue to exceed its liabilities (other than subordinated liabilities);

(i) The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision;

(j) The Notes shall be issued only in denominations of $200,000 and integral multiples of $1,000 in excess thereof;

(k) The Notes shall be denominated in the Applicable Currency;

(l) The payment of principal of, and interest on, the Notes shall be payable only in the coin or currency in which the Notes are denominated which, pursuant to Section 2.01(k) above, shall be in the Applicable Currency;

(m) The Notes shall not be converted into or exchanged at the option of the Company or otherwise for stock or other securities of the Company pursuant to Article Thirteen of the Base Indenture;

(n) The Notes shall be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be Cede & Co., as nominee of DTC;

(o) Except in limited circumstances, the Notes will not be issued in definitive form;

(p) The Notes shall be evidenced by one or more global securities in registered form substantially in the form of Exhibit A to this Supplemental Indenture; and

(q) Members of the HSBC Group may purchase, repurchase or otherwise acquire any of the Notes then Outstanding at the same or differing prices in the open market, negotiated transactions or otherwise without giving prior notice to or obtaining any consent from Holders, in accordance with the Applicable Rules and, if required, subject to first complying with the applicable regulatory conditions set out in items (i) and (ii) of Section 11.01 of the Base Indenture, as amended by Section 4.01.

SECTION 2.02. Capital Disqualification Event Redemption.

In addition to any redemption provisions that may be specified pursuant to Section 3.01 of the Base Indenture for the Debt Securities of any series and subject to Section 11.01 of the Base Indenture, as amended by Section 4.01, and Section 11.04 of the Base Indenture, if, at any time, the Company shall determine that a Capital Disqualification Event has occurred, the Notes are redeemable, as a whole but not in part, at the option of the Company in its sole discretion at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Notes to (but excluding) the date fixed for redemption (a “Capital Disqualification Event Redemption”).

SECTION 2.03. Residual Call.

(a) In addition to any redemption provisions that may be specified pursuant to Section 3.01 of the Base Indenture for the Debt Securities of any series and subject to Section 11.01 of the Base Indenture, as amended by Section 4.01, and Section 11.04 of the Base Indenture, if the aggregate principal amount of the Notes then Outstanding is 25% or less of the aggregate principal amount of the Notes originally issued (and, for these purposes, any additional notes issued after the Issue Date and consolidated with the Notes as part of the same series shall be deemed to have been originally issued), the Company may, at its option in its sole discretion, redeem the remaining Outstanding Notes in whole (but not in part) at any time at a redemption price equal to 100% of the principal amount of such Outstanding Notes plus any accrued and unpaid interest to (but excluding) the date fixed for redemption.

(b) It shall be sufficient for the Company to deliver to the Trustee an Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the aggregate principal amount of the Notes then Outstanding is 25% or less of the aggregate principal amount of the Notes originally issued. For these purposes, the Trustee and the Paying Agent shall accept such Officer’s Certificate without further enquiry as sufficient evidence of the existence of such circumstances and such Officer’s Certificate will be conclusive and binding on the Holders and Beneficial Owners.

ARTICLE 3

INTEREST CALCULATION IN RESPECT OF THE NOTES

SECTION 3.01. Interest Rate Terms Specific to the Notes.

(a) From (and including) the Issue Date to (but excluding) September 10, 2035 (the “Fixed Rate Period”), interest on the Notes will be payable at a rate of 5.741% per annum (the “Initial Interest Rate”). During the Fixed Rate Period, interest on the Notes will be payable semi-annually in arrear on each Fixed Rate Period Interest Payment Date.

(b) From (and including) September 10, 2035 to (but excluding) the Maturity Date (the “Floating Rate Period”), the interest rate on the Notes will be equal to the Benchmark plus 1.960% per annum (the “Margin”). During the Floating Rate Period, interest on the Notes will be payable quarterly in arrear on each Floating Rate Period Interest Payment Date. The interest rate on the Notes will be calculated quarterly on each applicable Interest Determination Date.

(c) During the Fixed Rate Period:

(i) Interest on the Notes will be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year.

(ii) If any Fixed Rate Period Interest Payment Date is not a Business Day, such Fixed Rate Period Interest Payment Date will be postponed to the next day that is a Business Day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Period Interest Payment Date.

(d) During the Floating Rate Period:

(i) Notwithstanding Section 3.10 of the Base Indenture, interest on the Notes will be calculated on the basis of the actual number of days in each Floating Rate Interest Period, assuming a 360-day year.

(ii) Notwithstanding Section 1.13 of the Base Indenture, if any scheduled Floating Rate Period Interest Payment Date (other than the Maturity Date), is not a Business Day, such Floating Rate Period Interest Payment Date will be postponed to the next day that is a Business Day; provided that if that Business Day falls in the next succeeding calendar month, such Floating Rate Period Interest Payment Date will be the immediately preceding Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date), is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date.

(iii) If the Maturity Date or date of redemption or repayment of the Notes is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or date of redemption or repayment of the Notes.

(iv) If a date of redemption or repayment of the Notes falls within the Floating Rate Period but does not occur on a Floating Rate Period Interest Payment Date, (A) the related Interest Determination Date shall be deemed to be the date that is three Business Days prior to such date of redemption or repayment, (B) the related Observation Period shall be deemed to end on (but exclude) the date which is five USGS Business Days prior to such date of redemption or repayment, (C) the applicable Floating Rate Interest Period will be deemed to be shortened accordingly and (D) corresponding adjustments will be deemed to be made to the Compounded Daily SOFR formula.

(v) The interest rate on the Notes during the Floating Rate Period will in no event be higher than the maximum rate permitted by law or lower than 0% per annum.

SECTION 3.02. Calculation of the Benchmark.

(a) “Benchmark” means, initially, Compounded Daily SOFR; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

(b) “Compounded Daily SOFR” means, in relation to a Floating Rate Interest Period, the rate of return of a daily compound interest investment (with SOFR as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the Calculation Agent on the related Interest Determination Date as follows:

Where:

“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;

“d0” means, in relation to any Observation Period, the number of USGS Business Days in such Observation Period;

“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant USGS Business Day in chronological order from (and including) the first USGS Business Day in such Observation Period;

“ni” means, in relation to any USGS Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such USGS Business Day “i” up to (but excluding) the following USGS Business Day;

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the date which is five USGS Business Days prior to the first day of such Floating Rate Interest Period to (but excluding) the date which is five USGS Business Days prior to the Interest Payment Date for such Floating Rate Interest Period; provided that the first Observation Period shall commence on (and include) the date which is five USGS Business Days prior to the Par Redemption Date;

“SOFR” means, in relation to any day, the rate determined by the Calculation Agent in accordance with the following provisions:

(i) the daily Secured Overnight Financing Rate for trades made on such day, available at or around the Reference Time on the NY Federal Reserve’s Website;

(ii) if the rate specified in (i) above is not available at or around the Reference Time for such day (and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred), the daily Secured Overnight Financing Rate in respect of the last USGS Business Day for which such rate was published on the NY Federal Reserve’s Website;

“SOFRi” means, in relation to any USGS Business Day “i” in the relevant Observation Period, SOFR in respect of such USGS Business Day; and

“USGS Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor thereto (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding clauses (i) and (ii) of the definition of “SOFR” above, if the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR, then the “Benchmark Transition Provisions” set forth below will thereafter apply to all determinations of the rate of interest payable on the Notes during the Floating Rate Period.

In accordance with and subject to the Benchmark Transition Provisions, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Notes during the Floating Rate Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the Margin.

SECTION 3.03. Benchmark Transition Provisions.

(a) If the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period will be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Floating Rate Period Interest Payment Date, the Initial Interest Rate.

(b) In connection with the implementation of a Benchmark Replacement, the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) will have the right to make changes to (i) any Interest Determination Date, Floating Rate Period Interest Payment Date, Reference Time, business day convention or Floating Rate Interest Period, (ii) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Notes during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (iii) rounding conventions, (iv) tenors and (v) any other terms or provisions of the Notes during the Floating Rate Period, in each case that the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) determines, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) decides that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (in consultation, to the extent practicable, with the Calculation Agent) or the Company’s designee (in consultation with the Company) determines is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes will apply to the Notes for all future Floating Rate Interest Periods.

(c) The Company will promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders, provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

(d) All percentages resulting from any calculation in connection with any interest rate on the Notes shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Applicable Currency amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

(e) All determinations, decisions, elections and any calculations made by the Company, the Calculation Agent or the Company’s designee for the purposes of calculating the applicable interest on the Notes will be conclusive and binding on the Holders, the Company, the Trustee and the Paying Agent, absent manifest error. If made by the Company, such determinations, decisions, elections and calculations will be made in consultation with the Calculation Agent, to the extent practicable. If made by the Company’s designee, such determinations, decisions, elections and calculations will be made after consulting with the Company, and the Company’s designee will not make any such determination, decision, election or calculation to which the Company objects. Notwithstanding anything to the contrary in the Indenture or the Notes, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the Holders or any other party.

(f) Any determination, decision or election relating to the Benchmark not made by the Calculation Agent will be made on the basis described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, the Company may designate an entity (which may be the Company’s Affiliate) to make any determination, decision or election that the Company has the right to make in connection with the determination of the Benchmark.

(g) Notwithstanding any other provision of “Benchmark Transition Provisions” set forth above, no Benchmark Replacement will be adopted, nor will the applicable Benchmark Replacement Adjustment be applied, nor will any Benchmark Replacement Conforming Changes be made, if, in the Company’s determination, the same could reasonably be expected to prejudice the qualification of the Notes as own funds instruments of the HSBC Group for the purposes of the Applicable Rules.

(h) By its acquisition of the Notes, each Holder (which, for these purposes, includes each beneficial owner) (i) acknowledges, accepts, consents and agrees to be bound by the Company’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from the Company and without the need for the Company to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent or the Company’s designee for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent or the Company’s designee in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Company’s designee will be liable for, the determination of or the failure to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Company’s designee will have any obligation to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure by the Company to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

ARTICLE 4

AMENDMENTS TO THE BASE INDENTURE APPLICABLE TO THE NOTES ONLY

SECTION 4.01. Applicability of Article. With respect to the Notes only, Article Eleven of the Base Indenture is amended by amending and restating Section 11.01 in its entirety, which shall read as follows:

Section 11.01. Applicability of Article. Debt Securities of any series that are redeemable before their Stated Maturity, if any, shall be redeemable in accordance with their terms and, except as otherwise specified pursuant to Section 3.01 with respect to the Debt Securities of such series, in accordance with this Article. Notwithstanding anything to the contrary in the Indenture or the Notes, the Company may only redeem or purchase the Notes prior to the Maturity Date pursuant to this Article Eleven, in each case, if, and to the extent then required by the Applicable Rules, (i) the Company has obtained any Relevant Supervisory Consent therefor, (ii) prior to the fifth anniversary of the Issue Date, (a) the Company has demonstrated to the satisfaction of the Relevant Regulator that (x) pursuant to a Capital Disqualification Event Redemption, the relevant change in the regulatory classification of the Notes was not reasonably foreseeable on the Issue Date or (y) pursuant to a Tax Event Redemption, the relevant tax event is a change in the applicable tax treatment of the Notes which is material and was not reasonably foreseeable on the Issue Date; or (b) in any relevant circumstances, the Company has (or will have), before or at the same time as such redemption or purchase, replaced the Notes with own funds instruments of equal or higher quality at terms that are sustainable for the Company’s income capacity, and the Relevant Regulator has permitted such action on the basis of the determination that it would be beneficial from a prudential point of view and justified by exceptional circumstances; and/or (c) the Company has complied with any alternative or additional conditions to redemption or purchase, as applicable, required under in the Applicable Rules, and (iii) with respect to a redemption (but not a purchase) of the Notes, the Company has provided notice pursuant to Section 11.04 of the Base Indenture.

For the avoidance of doubt, the requirements in items (i) and (ii) of this Section 11.01 will not apply if (a) so long as the Applicable Rules do not otherwise require, the Notes have (or will have, on the date fixed for redemption or purchase) ceased fully to qualify as part of the HSBC Group’s regulatory capital, (b) the relevant Notes are purchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to the Applicable Rules within the limits prescribed in such permission or (c) the relevant Notes are being redeemed or purchased pursuant to any general prior permission granted by the Relevant Regulator pursuant to the Applicable Rules within the limits prescribed in such permission.

SECTION 4.02. Par Redemption.

In addition to any redemption provisions that may be specified pursuant to Section 3.01 of the Base Indenture for the Debt Securities of any series and subject to Section 11.01 of the Base Indenture, as amended by Section 4.01, and Section 11.04 of the Base Indenture, the Company may redeem the Notes in whole (but not in part), at its option in its sole discretion, on September 10, 2035 (the “Par Redemption Date”). The Redemption Price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Par Redemption Date (the “Par Redemption”).

SECTION 4.03. UK Bail-in Power. With respect to the Notes only, Article Sixteen of the Base Indenture is amended by amending and restating Section 16.01(d) in its entirety, which shall read as follows:

Section 16.01(d). Notwithstanding anything to the contrary in the Indenture, including Article 9, the Company hereby agrees that it shall not amend Section 16.01 without the prior consent of the Relevant Regulator, if and to the extent then required pursuant to the Applicable Rules.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01. Effect of this Supplemental Indenture; Ratification and Integral Part. This Supplemental Indenture shall become effective upon its execution and delivery.

Except as hereby expressly amended with respect to the Notes only, the Base Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof (including any prior amendments thereto) shall be, and remain, in full force and effect. This Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 5.02. Priority. The provisions of this Supplemental Indenture shall, with respect to the Notes and as otherwise provided herein and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 5.03. Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 5.04. Subsequent Holders’ Agreement. Any Holder (which, for these purposes, includes each beneficial owner of the Notes) that acquires the Notes in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or beneficial owner of the Notes shall be deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or beneficial owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes related to the UK Bail-in Power, the Benchmark and the limited remedies available under the Indenture and the Notes for a non-payment of principal and/or interest on the Notes.

SECTION 5.05. Compliance. The Agent shall be entitled to take any action or to refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

SECTION 5.06. Relation to Calculation Agent Agreement. In the event of any conflict between the Indenture and the Calculation Agent Agreement relating to the rights or obligations of the Calculation Agent in the Indenture in connection with the calculation of the interest rate on the Notes, the relevant terms of the Calculation Agent Agreement shall govern such rights and obligations.

SECTION 5.07. Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution by the Company of this Supplemental Indenture and the Notes (in addition to the laws of the State of New York relevant to execution), Article Twelve of the Base Indenture and the corresponding provisions in the Notes shall be governed by, and construed in accordance with, the laws of England and Wales.

SECTION 5.08. Counterparts. This Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 5.09. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the Notes and the amendments to the Base Indenture set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first stated above.

HSBC HOLDINGS PLC, as Issuer

By:	/s/ James Murphy
Name:	James Murphy
Title:	Global Head of Markets Treasury

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Trustee

By:	/s/ Michael Lee
Name:	Michael Lee
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Paying Agent, Registrar and Calculation Agent

By:	/s/ Michael Commisso
Name:	Michael Commisso
Title:	Vice President

[Signature Page to the Tenth Supplemental Indenture]

EXHIBIT A

FORM OF 5.741% FIXED RATE/FLOATING RATE GLOBAL SECURITY

CUSIP No.: 404280 FB0

ISIN: US404280FB07

No.: [•]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES): ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY: (X) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY IN RELATION TO ANY DEBT SECURITIES THAT (WITHOUT LIMITATION) MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (I) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (II) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (III) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (IV) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (Y) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.

THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES OR OF THE ISSUER’S FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER OR IN RESPECT OF THE DEBT SECURITIES. PAYMENT OF THE PRINCIPAL AMOUNT, TOGETHER WITH ACCRUED AND UNPAID PAYMENTS WITH RESPECT TO THE OUTSTANDING DEBT SECURITIES MAY BE ACCELERATED ONLY UPON CERTAIN EVENTS OF A WINDING UP AS SET FORTH IN THE INDENTURE.

GLOBAL SECURITY

HSBC Holdings plc

US$[•]

5.741% FIXED RATE/FLOATING RATE SUBORDINATED UNSECURED NOTES DUE 2036

This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to) of debt securities (the “Debt Securities”), designated as specified in the title hereof, in the aggregate face amount of US$[•].

The Issuer, for value received, hereby promises to pay CEDE & CO., or registered assigns on September 10, 2036 (the “Maturity Date”) or on such earlier date as this Global Security may be redeemed, the principal amount hereof and to pay interest on the said principal amount from September 10, 2025 (the “Issue Date”) or the most recent Interest Payment Date on which interest has been paid or duly provided for, until maturity:

(i)

from (and including) the Issue Date or the most recent Interest Payment Date during the Fixed Rate Period on which interest has been paid or duly provided for to (but excluding) September 10, 2035, semi-annually in arrear on March 10 and September 10 of each year, beginning on March 10, 2026 (each, a “Fixed Rate Period Interest Payment Date”), at a rate of 5.741% per annum (the “Initial Interest Rate”); and

(ii)

from (and including) September 10, 2035 or the most recent Interest Payment Date during the Floating Rate Period on which interest has been paid or duly provided for to (but excluding) the Maturity Date, quarterly in arrear on December 10, 2035, March 10, 2036, June 10, 2036 and September 10, 2036 (each, a “Floating Rate Period Interest Payment Date”), at a floating rate equal to the Benchmark plus 1.960% per annum (the “Margin”). The interest rate during the Floating Rate Period on this Global Security shall be calculated quarterly on each applicable Interest Determination Date.

“Fixed Rate Period” means the period from (and including) the Issue Date, to (but excluding) September 10, 2035.

“Floating Rate Period” means the period from (and including) September 10, 2035 to (but excluding) the Maturity Date.

“Interest Payment Date” means any Fixed Rate Period Interest Payment Date or Floating Rate Period Interest Payment Date.

The “Benchmark” means, initially, Compounded Daily SOFR; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Compounded Daily SOFR” means, in relation to a Floating Rate Interest Period, the rate of return of a daily compound interest investment (with SOFR as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the Calculation Agent on the related Interest Determination Date as follows:

Where:

“Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Issuer pursuant to the Calculation Agent Agreement;

“Calculation Agent Agreement” means the calculation agent agreement dated as of the Issue Date between the Issuer and the Calculation Agent;

“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;

“d0” means, in relation to any Observation Period, the number of USGS Business Days in such Observation Period;

“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant USGS Business Day in chronological order from (and including) the first USGS Business Day in such Observation Period;

“ni” means, in relation to any USGS Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such USGS Business Day “i” up to (but excluding) the following USGS Business Day;

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the date which is five USGS Business Days prior to the first day of such Floating Rate Interest Period to (but excluding) the date which is five USGS Business Days prior to the Interest Payment Date for such Floating Rate Interest Period; provided that the first Observation Period shall commence on (and include) the date which is five USGS Business Days prior to September 10, 2035 (the “Par Redemption Date”);

“SOFR” means, in relation to any day, the rate determined by the Calculation Agent in accordance with the Indenture and the following provisions:

(i) the daily Secured Overnight Financing Rate for trades made on such day, available at or around the Reference Time on the NY Federal Reserve’s Website;

(ii) if the rate specified in (i) above is not available at or around the Reference Time for such day (and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred), the daily Secured Overnight Financing Rate in respect of the last USGS Business Day for which such rate was published on the NY Federal Reserve’s Website;

“SOFRi” means, in relation to any USGS Business Day “i” in the relevant Observation Period, SOFR in respect of such USGS Business Day; and

“USGS Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor thereto (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding clauses (i) and (ii) of the definition of “SOFR” above, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determine on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR, then the “Benchmark Transition Provisions” set forth below will thereafter apply to all determinations of the rate of interest payable on the Debt Securities during the Floating Rate Period.

In accordance with and subject to the Benchmark Transition Provisions, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Debt Securities during the Floating Rate Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the Margin.

“designee” means an Affiliate or any other agent of the Issuer.

“Reference Time” means (i) if the Benchmark is Compounded Daily SOFR, for each USGS Business Day, 3:00 p.m. (New York time) on the next succeeding USGS Business Day, and (ii) if the Benchmark is not Compounded Daily SOFR, the time determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with the Benchmark Replacement Conforming Changes.

Benchmark Transition Provisions. If the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Debt Securities during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period will be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Floating Rate Period Interest Payment Date, the Initial Interest Rate.

In connection with the implementation of a Benchmark Replacement, the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) will have the right to make changes to (i) any Interest Determination Date, Floating Rate Period Interest Payment Date, Reference Time, business day convention or Floating Rate Interest Period, (ii) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Debt Securities during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (iii) rounding conventions, (iv) tenors and (v) any other terms or provisions of the Debt Securities during the Floating Rate Period, in each case that the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determine, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) decide that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determine is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes will apply to the Debt Securities for all future Floating Rate Interest Periods.

The Issuer will promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All percentages resulting from any calculation in connection with any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Applicable Currency amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All determinations, decisions, elections and any calculations made by the Issuer, the Calculation Agent or the Issuer’s designee for the purposes of calculating the applicable interest on the Debt Securities will be conclusive and binding on the Holders, the Issuer, the Trustee and the Paying Agent, absent manifest error. If made by the Issuer, such determinations, decisions, elections and calculations will be made in consultation with the Calculation Agent, to the extent practicable. If made by the Issuer’s designee, such determinations, decisions, elections and calculations will be made after consulting with the Issuer, and the Issuer’s designee will not make any such determination, decision, election or calculation to which the Issuer objects. Notwithstanding anything to the contrary in the Indenture or the Debt Securities, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the Holders or any other party.

Any determination, decision or election relating to the Benchmark not made by the Calculation Agent will be made on the basis described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, the Issuer may designate an entity (which may be the Issuer’s Affiliate) to make any determination, decision or election that the Issuer has the right to make in connection with the determination of the Benchmark.

Notwithstanding any other provision of “Benchmark Transition Provisions” set forth above, no Benchmark Replacement will be adopted, nor will the applicable Benchmark Replacement Adjustment be applied, nor will any Benchmark Replacement Conforming Changes be made, if in the Issuer’s determination, the same could reasonably be expected to prejudice the qualification of the Debt Securities as own funds instruments of the HSBC Group for the purposes of the Applicable Rules.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner) (i) acknowledges, accepts, consents and agrees to be bound by the Issuer’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent or the Issuer’s designee for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent or the Issuer’s designee in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Issuer’s designee will be liable for, the determination of or the failure to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Issuer’s designee will have any obligation to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

“Applicable Currency” means Dollars.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as of the Benchmark Replacement Date:

(i)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (b) the Benchmark Replacement Adjustment;

(ii)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(iii)

the sum of: (a) the alternate rate of interest that has been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment;

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as of the Benchmark Replacement Date:

(i)

the spread adjustment (which may be a positive or negative value or zero) that has been (a) selected or recommended by the Relevant Governmental Body or (b) determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(ii)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(iii)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated floating rate notes at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)

in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(ii)	in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iii)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, United States.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the applicable tenor for the then-current Benchmark.

“Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period will begin on (and include) September 10, 2035 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

“Interest Determination Date” means the third Business Day preceding the applicable Interest Payment Date.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org (or any successor website).

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York (“NY Federal Reserve”), or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.

Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.

Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (1) or (2) below:

(1)

The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.

(2)

The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts (“Additional Amounts”) in respect of any payments of interest only (and not principal) on this Global Security as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding, provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction, or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30-day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the interest, or a portion of it, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

Whenever in this Global Security there is mentioned, in any context, the payment of interest, if any, on, or in respect of, any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provision hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

By:

HSBC Holdings plc, as Issuer

Dated: September 10, 2025

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:
Dated: September 10, 2025
The Bank of New York Mellon, London Branch, as Trustee

[Signature Page to the Fixed/Floating Rate Global Note]

REVERSE OF GLOBAL SECURITY

US$[•]

5.741% FIXED RATE/FLOATING RATE SUBORDINATED UNSECURED NOTES DUE 2036

This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of March 12, 2014, by and among the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association, as paying agent, registrar and exchange rate agent (as amended and supplemented from time to time, the “Base Indenture”), as amended and supplemented by a Tenth Supplemental Indenture dated as of September 10, 2025, by and among the Issuer, the Trustee and HSBC Bank USA, National Association, as paying agent, registrar and calculation agent (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

The rights of Holders shall, in the event of the winding up of the Issuer, to the extent more fully set out in the Indenture, be subordinated and subject in right of payment to the prior payment in full of all claims of creditors of the Issuer except creditors in respect of any liability of the Issuer however arising for the payment of money, the right to payment of which by the Issuer by the terms thereof is, or is expressed to be, subordinated in the event of a winding up of the Issuer to the claims of all or any of the creditors of the Issuer, and creditors in respect of debt securities with no maturity issued pursuant to a separate indenture of even date as the Base Indenture between the Issuer and a trustee.

Subject to the limitations specified below and in Section 11.01 of the Base Indenture, as amended by Section 4.01 of the Tenth Supplemental Indenture, and Section 11.04 of the Base Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, at any time at a Redemption Price equal to 100% of the principal amount thereof (and premium, if any), together with accrued but unpaid interest, if any, in respect of such Debt Securities to (but excluding) the date fixed for redemption (a “Tax Event Redemption”), if, at any time, the Issuer shall determine that:

(i) in making payment under such Debt Securities in respect of principal (or premium, if any), interest or missed payment the Issuer has or will or would become obligated to pay Additional Amounts, provided such obligation to pay Additional Amounts as provided in the Indenture and in this Global Security results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the Issue Date; or

(ii) the payment of interest in respect of such Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of any change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however, that in the case of (i) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay Additional Amounts were a payment in respect of such Debt Securities then due.

Subject to the limitations specified below and in Section 11.01 of the Base Indenture, as amended by Section 4.01 of the Tenth Supplemental Indenture, and Section 11.04 of the Base Indenture, if, at any time, the Issuer shall determine that a Capital Disqualification Event has occurred, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s option in its sole discretion, on not less than 10 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of such Debt Securities to (but excluding) the applicable Redemption Date (a “Capital Disqualification Event Redemption”).

“Capital Disqualification Event” means an event that shall be deemed to have occurred if the Issuer determines, at any time after the Issue Date, there is a change in the regulatory classification of the Debt Securities that results or will result in either their:

(i)	exclusion in whole or in part from the regulatory capital for the HSBC Group; or

(ii)	reclassification in whole or in part as a form of regulatory capital of the HSBC Group that is lower than tier 2 capital (if any).

Subject to the limitations specified below and in Section 11.01 of the Base Indenture, as amended by Section 4.01 of the Tenth Supplemental Indenture, and Section 11.04 of the Base Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s option in its sole discretion, on not less than 10 nor more than 60 days’ notice, on the Par Redemption Date. The Redemption Price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Par Redemption Date.

“Par Redemption Date” means September 10, 2035.

Subject to the limitations specified below and in Section 11.01 of the Base Indenture, as amended by Section 4.01 of the Tenth Supplemental Indenture, and Section 11.04 of the Base Indenture, if the aggregate principal amount of the Debt Securities then Outstanding is 25% or less of the aggregate principal amount of the Debt Securities originally issued (and, for these purposes, any additional securities issued after the Issue Date and consolidated with the Debt Securities as part of the same series shall be deemed to have been originally issued), the Issuer may, at its option in its sole discretion, on not less than 10 nor more than 60 days’ notice, redeem the remaining Outstanding Debt Securities in whole (but not in part) at any time at a redemption price equal to 100% of the principal amount of such Outstanding Debt Securities plus any accrued and unpaid interest to (but excluding) the date fixed for redemption.

It shall be sufficient for the Issuer to deliver to the Trustee an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the aggregate principal amount of the Debt Securities then Outstanding is 25% or less of the aggregate principal amount of the Debt Securities originally issued. For these purposes, the Trustee and the Paying Agent shall accept such Officer’s Certificate without further enquiry as sufficient evidence of the existence of such circumstances and such Officer’s Certificate will be conclusive and binding on the Holders and Beneficial Owners.

Notwithstanding anything to the contrary in the Indenture or the Debt Securities, the Issuer may only redeem or purchase the Debt Securities prior to the Maturity Date pursuant to any of the preceding paragraphs relating to the Issuer’s rights of redemption or the Indenture, in each case, if, and to the extent then required by the Applicable Rules, (i) the Issuer has obtained any Relevant Supervisory Consent therefor, (ii) prior to the fifth anniversary of the Issue Date, (a) the Issuer has demonstrated to the satisfaction of the Relevant Regulator that (x) pursuant to a Capital Disqualification Event Redemption, the relevant change in the regulatory classification of the Debt Securities was not reasonably foreseeable on the Issue Date or (y) pursuant to a Tax Event Redemption, the relevant tax event is a change in the applicable tax treatment of the Debt Securities which is material and was not reasonably foreseeable on the Issue Date; or (b) in any relevant circumstances, the Issuer has (or will have), before or at the same time as such redemption or purchase, replaced the Debt Securities with own funds instruments of equal or higher quality at terms that are sustainable for the Issuer’s income capacity, and the Relevant Regulator has permitted such action on the basis of the determination that it would be beneficial from a prudential point of view and justified by exceptional circumstances; and/or (c) the Issuer has complied with any alternative or additional conditions to redemption or purchase, as applicable, required under the Applicable Rules, and (iii) with respect to a redemption (but not a purchase) of the Debt Securities, the Issuer has provided notice in accordance with the preceding paragraphs and pursuant to Section 11.04 of the Base Indenture.

For the avoidance of doubt, the requirements in items (i) and (ii) in the paragraph above will not apply if (a) so long as the Applicable Rules do not otherwise require, the Debt Securities have (or will have, on the date fixed for redemption or purchase) ceased fully to qualify as part of the HSBC Group’s regulatory capital, (b) the relevant Debt Securities are purchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to the Applicable Rules within the limits prescribed in such permission or (c) the relevant Debt Securities are being redeemed or purchased pursuant to any general prior permission granted by the Relevant Regulator pursuant to the Applicable Rules within the limits prescribed in such permission.

“Applicable Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the United Kingdom including, without limitation to the generality of the foregoing, the UK CRR, the Banking Act and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company), in each case as amended, supplemented or replaced from time to time.

“Banking Act” means the UK Banking Act 2009, as amended.

“HSBC Group” means the Issuer together with its subsidiary undertakings.

“Relevant Regulator” means the United Kingdom Prudential Regulation Authority or any successor entity or other entity primarily responsible for the prudential supervision of the Issuer.

“Relevant Supervisory Consent” means, in relation to any redemption or purchase of the Debt Securities, any permission of the Relevant Regulator for such redemption or purchase, that is required therefor under the Applicable Rules.

“UK CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as amended or supplemented, as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended.

If an Event of Default with respect to the Debt Securities of this series occurs and is continuing, then in such case the Trustee may, or if so requested by the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of this series, shall declare the principal amount together with the accrued but unpaid interest of the Debt Securities of this series to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable in the manner and with the effect provided in the Indenture and this Global Security. At any time after such a declaration of acceleration with respect to the Debt Securities of this series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of this series, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences in certain circumstances, as provided in the Indenture. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of or any installment of interest on the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.

An “Event of Default” with respect to the Debt Securities means any one of the following events: (i) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (ii) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

A “Default” with respect to the Debt Securities means any one of the following events: (i) failure to pay principal or premium, if any, on the Debt Securities at maturity, and such default continues for a period of 30 days; or (ii) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.

The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.

Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.

No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.

“Amounts Due” means the principal amount of, and any accrued and unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

“UK Bail-in Legislation” means Part I of the Banking Act and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Power” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, write-down, transfer, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by: (x) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that (without limitation) may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (iii) the cancellation of the Debt Securities; and/or (iv) the amendment or alteration of the Maturity Date or amendment of the amount of interest payable on the Debt Securities, or the Interest Payment Dates, including by suspending payment for a temporary period; and (y) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (a) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (b) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (i) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (ii) the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities; and (c) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 5.12 (Control by Holders of Debt Securities) of the Base Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clause (c) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however, that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with, Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Sections 6.10 and 6.11 of the Base Indenture, respectively, including to the extent no additional supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.

In addition to the right to enter into supplemental indentures pursuant to Sections 9.01 and 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through DTC as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes. Any delay or failure by the Issuer in delivering the notices referred to in this paragraph to the Holders or the Trustee shall not affect the validity or enforceability of the UK Bail-in Power.

It is the parties’ intention that the Issuer’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Base Indenture shall survive any exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.

Subject to applicable law, claims in respect of the Debt Security may not be set off, or be the subject of a counterclaim, by any Holder or by the Trustee in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities or the Indenture, against or in respect of any of its obligations to the Issuer, and every Holder and the Trustee in respect of any claims of such Holders waives, and shall be treated for all purposes as if it had waived, any right that it might otherwise have to set-off, or to raise by way of counterclaim any of its claims in respect of the Debt Securities or the Indenture, against or in respect of any of its obligations to the Issuer. Notwithstanding the preceding sentence, if any of the rights and claims of any Holder are discharged by set-off, such Holder will immediately pay an amount equal to the amount of such discharge to the Issuer or, if applicable, the liquidator or trustee or receiver in the Issuer’s bankruptcy and, until such time as payment is made, will hold a sum equal to such amount in trust for the Issuer or, if applicable, the liquidator or trustee or receiver in the Issuer’s bankruptcy. Accordingly, such discharge will be deemed not to have taken place.

ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER, THE BENCHMARK AND THE LIMITED REMEDIES AVAILABLE UNDER THE INDENTURE AND THE DEBT SECURITIES FOR A NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES.

The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Tenth Supplemental Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York, except that (i) the authorization and execution by the Issuer of the Indenture and the Debt Securities (in addition to the laws of the State of New York relevant to execution) and (ii) Article Twelve of the Base Indenture (and the corresponding provisions in the Debt Securities) shall be governed by, and construed in accordance with, the laws of England and Wales.

SCHEDULE A

EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date Made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

SCHEDULE B

REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion